EXHIBIT 21.1

SUBSIDIARIES OF SEQUENTIAL BRANDS GROUP, INC.

Sequential Brands Group, Inc. has five wholly owned subsidiaries: Versatile Entertainment, Inc., a California corporation, Bella Rose, LLC, a California limited liability company, Heelys, Inc., a Delaware corporation, Brand Matter, LLC, a Delaware limited liability company, and SBG Revo Holdings, LLC, a Delaware limited liability company.

DVS Footwear International, LLC is a joint venture between Sequential Brands Group, Inc. and Elan Polo International, Inc. The Operating Agreement entered into between the parties provides that Sequential Brands Group, Inc. will receive 65% of the distributions and allocation of net profits and losses of DVS Footwear International, LLC and 60% of the distributable assets upon dissolution of DVS Footwear International, LLC.

Bella Rose, LLC owns a 82% membership interest in each of William Rast Sourcing, LLC, a California limited liability company, and William Rast Licensing, LLC, a California limited liability company.

William Rast Retail, LLC, a California limited liability company, is a wholly-owned subsidiary of William Rast Sourcing.

William Rast Europe Holdings, LLC, a Delaware limited liability company, is a wholly-owned subsidiary of William Rast Sourcing.

William Rast Europe B.V. is a wholly-owned subsidiary of William Rast Europe Holdings, LLC.